3.2.3 - Certificate of Amendment of the Certificate of Incorporation of the Company filed on May 14, 1999.

                           Certificate of Amendment of
                         Certificate of Incorporation of
                            U.S. Wireless Corporation


         Under Section 242 of the Delaware Corporation Law:

         The Undersigned, for the purpose of amending the Certificate of Incorporation of U.S. Wireless Corporation, does hereby certify and set forth:

     FIRST: The name of the Corporation is: U.S. WIRELESS CORPORATION

     SECOND: The Certificate of Incorporation was filed by the Department of State on 12th day of February, 1993.

     THIRD: The amendment to the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is to increase the number of authorized shares of the Company's Series B Preferred Stock, amending "Article Fourth, Subarticle (D)(i)" so that, as amended, said Subarticle shall read as follows:

     (D) Series B Preferred Stock.

     (i) Designation. The designation of this series of Preferred Stock, par value $0.01 per share, shall be the "Series B Preferred Stock." The number of shares of Series B Preferred Stock authorized hereby shall be 60,000 shares.

     FOURTH: The amendment to the Articles of Incorporation of the Corporation set forth above was approved by vote of all the Corporation's Series B Preferred Stockholders on the 6th day of April, 1999.

     IN WITNESS WHEROF, the undersigned President of this Corporation has executed this Certificate of Amendment on this 11th day of May, 1999.

                                    U.S. WIRELESS CORPORATION


                           By:      s\s Dr. Oliver Hilsenrath
                                    Dr. Oliver Hilsenrath, President


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